FIRST AMENDMENT TO PRINCIPAL UNDERWRITING AND DISTRIBUTION AGREEMENT

This First Amendment to the Principal Underwriting and Distribution Agreement by and between PHL Variable Insurance Company (Phoenix), a Connecticut domiciled life insurance company, and Phoenix Equity Planning Corporation (“PEPCO”), a Delaware corporation, dated August 14, 2009 (the “Agreement”), is effective on February 4, 2010.

RECITALS

The following provision is added as new Section 2.11 of the Agreement:

2.11 Acknowledgement: The parties acknowledge and agree that PEPCO, in carrying out its duties hereunder, has obligations under NASD Rules 2730, 2740, 2420 and 2750, or their successor rules, to the extent applicable to the Contract/Policies.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment through their undersigned duly elected officers as of the date first noted above.

PHL Variable Insurance Company

By:	/s/ Kathleen A. McGah
Its: Vice President

Phoenix Equity Planning Corporation

By	/s/ Susan M. Oberlies
Its: President